EXHIBIT 3.3


FEE: $50.00
If the authorized capital is increased
in excess of fifty thousand dollars ($50,000), the filing fee shall be an amount equal to one-tenth of one percent (1/10 of 1%) of such increase.
FILE IN DUPLICATE

                      AMENDED CERTIFICATE OF INCORPORATION
                      ------------------------------------
                       (AFTER RECEIPT OF PAYMENT OF STOCK)

TO:  OKLAHOMA SECRETARY OF STATE
     2300 N. Lincoln Blvd., Room 101, State Capitol Building
     Oklahoma City, Oklahoma  73105-4897
     (405) 522-4560

This form MUST be filed with a letter from the Oklahoma Tax Commission stating the franchise tax has been paid for the current fiscal year.

The undersigned Oklahoma corporation, for the purpose of amending its certificate of incorporation as provided by Section 1077 of the Oklahoma General Corporation Act, hereby certifies:

1.       That the name of the corporation is American Natural Energy
         Corporation.

2. The name of the registered agent and the street address of the registered office in the State of Oklahoma is David C. Cameron, 100 W. 5th St., Suite 900, Tulsa, Oklahoma 74103.

3.       The duration of the corporation is perpetual.

4. The aggregate number of the authorized shares, itemized by class, par value of shares, shares without par value, and series, if any, within a class is:

         NUMBER OF SHARES             SERIES                 PAR VALUE PER SHARE

         Common:  50,000,000            n/a                         $.01
                  ----------         -----------             -------------------

5.       The Certificate of Incorporation is amended as follows:

         Paragraph Four of the Certificate of Incorporation, originally filed January 19, 2001 and as amended March 23, 2001, shall be deleted in its entirety and replaced with the following:

         NUMBER OF SHARES             SERIES                 PAR VALUE PER SHARE

         Common:    100,000,000         n/a                         $.01
                    -----------      ------------            -------------------

         Preferred:   5,000,000          n/a                        $.01
                    -----------      ------------            -------------------

         FOURTH: The authorized capital stock of the Corporation and the aggregate number of shares that the Corporation shall have the authority to issue shall consist of 100,000,000 shares of Common Stock, $.01 par value per share (the "Common Stock"), and 5,000,000 shares of Preferred Stock, $.01 par value per share (the "Preferred Stock"). The Common Stock and the Preferred Stock shall have the designations, preferences, dividends, voting powers or restrictions, qualifications, limitations and relative rights hereinafter described.

              A. Common Stock. Except as otherwise expressly provided by law or hereafter adopted by the Board of Directors in establishing any rights and preferences of any series of Preferred Stock prior to its issuance in accordance with this Article Four, voting rights upon any and all matters shall be vested in the holders of the Common Stock, with each share having one vote on all matters. Subject to the provisions that may be adopted by the Board of Directors governing the payment of dividends (current and cumulative) on any series of Preferred Stock, the Board of Directors of the Corporation may declare and pay dividends, in its discretion, on the Common Stock of the Corporation out of the funds legally available for the payment thereof. Upon the voluntary or involuntary liquidation of the Corporation and after the holders of the Preferred Stock shall have been paid the full preferential amounts to which they shall be entitled, the holders of shares of the Common Stock shall, subject to any additional participating liquidation rights of the Preferred Stock, be entitled to share in all remaining assets of the Corporation available for distribution. The Common Stock of the Corporation shall not be redeemable without the consent of the holders of shares to be redeemed.

              B. Preferred Stock. The Board of Directors of the Corporation shall have the authority and is hereby expressly vested with the authority to issue shares of Preferred Stock from time to time in one or more series, each such series to have distinctive serial designations, and such voting powers, preferences and relative participating optional or other special rights, and the qualifications, limitations and restrictions thereof, as shall be set forth in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares of Preferred Stock. Without limiting the generality of the foregoing provisions, the authority of the Board of Directors with respect to each series of Preferred Stock shall include, without limitation, the determination of any of the following matters:

                  1. The number of shares constituting such series and the designation thereof to distinguish the shares of such series from shares of all other series;

                  2. The rights of the holders of shares of such series to receive dividends thereon and the dividend rate, the conditions and the time of payment of dividends, the extent to which dividends are payable in preference to, or in any other relation to, dividends payable on any other class or series of stock, and whether such dividends shall be cumulative or noncumulative;

                  3. The terms and provisions governing redemption of shares of such series, if such shares are to be redeemable;

                  4. The terms and provisions governing the operation of retirement or sinking funds, if any;

                  5. The voting power of such series, whether full, limited, or none;

                  6. The rights, if any, of holders of shares of such series to convert such shares into, or to exchange such shares for, any other class of stock, or of any series thereof, and the prices or rates for such conversions or exchanges, and any adjustments thereof; and,

                  7. Any other preferences and relative participating, optional, or other special rights, and qualifications, limitations, or restrictions of such series.

                  The shares of each series of Preferred Stock may vary from the shares of any other series of Preferred Stock as to any of such matters.

         A Paragraph Five shall be added to the Certificate of Incorporation and shall state the following:


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


         FIFTH: The power to adopt, amend or repeal the bylaws of the corporation is conferred upon the shareholders entitled to vote thereon; provided that, such power shall not divest the board of directors of its power, nor limits it power to adopt, amend or repeal the bylaws of the corporation.

         The joint unanimous written consent by all of the shareholders of said corporation was duly obtained and the necessary number of shares, as required by statute, were voted in favor of the amendment(s).

         SUCH AMENDMENT(S) WAS DULY ADOPTED IN ACCORDANCE WITH 18 O.S. Sections 1077 and 1080.

         IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by its President or Vice President and attested by its Secretary or Assistant Secretary, this _______ day of December, 2001.


                                            AMERICAN NATURAL ENERGY CORPORATION


                                            By: /s/ Mike Paulk
                                                -------------------------------
                                                Mike Paulk, President

ATTEST:

By: /s/ David C. Cameron
    ---------------------------
    David C. Cameron, Secretary



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